SUB-ITEM 7Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

AIM TAX-FREE INTERMEDIATE
FOR PERIOD ENDING 9/30/2007
FILE NUMBER 811- 7890
SERIES NO.: 1

72DD. 1. Total income dividends for which record date passed during the period.
         (000's Omitted)
         Class A                                                   $3,046
      2. Dividends for a second class of open-end company shares (000's Omitted)
         Class A3                                                  $  701
         Institutional Class                                       $   22

 73A.    Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
      1. Dividends from net investment income
         Class A                                                   0.2314
      2. Dividends for a second class of open-end company shares (form nnn.nnnn)
         Class A3                                                  0.2182
         Institutional Class                                       0.2300

 74U. 1. Number of shares outstanding (000's Omitted)
         Class A                                                   12,859
      2. Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class A3                                                   3,010
         Institutional Class                                           56

 74V. 1. Net asset value per share (to nearest cent)
         Class A                                                   $10.72
      2. Net asset value per share of a second class of open-end company shares (to nearest cent)
         Class A3                                                  $10.72
         Institutional Class                                       $10.71